Exhibit 11

August 24, 2018

SCM Trust

1050 17th Street, Suite 1710

Denver, CO 80265

Ladies and Gentlemen,

We have acted as counsel to SCM Trust, a Massachusetts statutory trust (the “Acquiring Trust”), in connection with the registration statement on Form N-14 combined proxy statement/prospectus as filed with the U.S. Securities and Exchange Commission (the “Commission”) on March 13, 2018 and as amended by the Post-Effective Amendment No. 1 filed with the Commission on March 26, 2018, Amendment No. 2 filed with the Commission on May 16, 2018, Amendment No. 3 filed with the Commission on May 29, 2018, Amendment No. 4 filed with the Commission on June 11, 2018, and Amendment No. 5 filed with the Commission on June 20, 2018 and whose final Combined Proxy Statement/Prospectus was filed with the Commission on March 1, 2018 (the “Registration Statement”) with respect to the Shelton International Select Equity Fund (the “Acquiring Fund”), a series of the Acquiring Trust, and that certain Agreement and Plan of Reorganization (the “Agreement”) dated as of August 1, 2018, by and among the Selling Trust, on behalf of the Selling Fund; Shelton Funds, a Delaware statutory trust (the “Selling Trust”), on behalf of the European Growth and Income Fund (the “Selling Fund”) (the Selling Fund and Acquiring Fund each referred to herein as a “Fund” and collectively, the “Funds”); and Shelton Capital Management, the investment adviser to the Selling Fund and the Acquiring Fund (for purposes of Section 5.1 of the Agreement only).

This opinion letter is being furnished to you pursuant to Section 6.1(c) of the Agreement. Each capitalized term used in this opinion letter without definition has the meaning set forth in the Agreement.

We have reviewed the following documents and instruments (collectively, the “Transaction Documents”) in connection with delivering this opinion letter:

A.	The Agreement; and

B.	Such other documents and made such other investigations as we have deemed appropriate.

We have also examined the following documents:

Davis Graham & Stubbs LLP     ▪      1550 17th Street, Suite 500     ▪     Denver, CO 80202     ▪     303.892.9400     ▪     fax 303.893.1379     ▪     dgslaw.com

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A. A Certificate of Trust, as amended, of the Acquiring Trust (the “Certificate”), certified by the Secretary of State of the State of Massachusetts and certified to be true, complete, and correct by the Secretary of the Acquiring Trust;

B. The Declaration of Trust of the Acquiring Trust (the “Declaration”), certified to be true, complete, and correct by the Secretary of the Acquiring Trust;

C. The Bylaws of the Acquiring Trust (the “Bylaws”) (collectively with the Certificate and the Declaration, the “Charter Documents”), certified to be true, complete, and correct by the Secretary of the Acquiring Trust;

D. Copies of each resolution adopted by the Board of Trustees of the Acquiring Trust with respect to the Agreement, each certified to be true, complete, and correct by the Secretary of the Acquiring Trust;

E. A Certificate of the Secretary of State of the State of Massachusetts indicating that the Acquiring Trust is in good standing in Massachusetts;

F. Certificate of the Secretary of the Acquiring Trust, dated as of the date of this opinion letter, certifying as to certain factual matters and identifying certain contracts or decrees, judgments, or orders to which the Acquiring Trust is a party (the “Acquiring Trust Certificate”);

G. The Registration Statement, as filed with the U.S. Securities and Exchange Commission on March 13, 2018 and as amended by the Post-Effective Amendment No. 1 filed with the Commission on March 26, 2018, Amendment No. 2 filed with the Commission on May 16, 2018, Amendment No. 3 filed with the Commission on May 29, 2018, Amendment No. 4 filed with the Commission on June 11, 2018, and Amendment No. 5 filed with the Commission on June 20, 2018; and

H. Such other documents as we have deemed necessary or appropriate in order to enable us to express the opinions as to the matters set forth in this opinion letter.

For purposes of this opinion letter, as to certain matters of fact we have relied upon the representations and warranties made in the Transaction Documents and on certificates of public officials and officers of the Aquiring Trust and have obtained such further assurances as we deemed necessary or appropriate. We have not independently established the facts so relied on.

In expressing the opinions in this opinion letter, we have assumed that:

a. all signatures on all documents submitted to us for examination are genuine;

b. all documents submitted to us as originals are authentic;

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c. all documents submitted to us as certified or photostatic copies conform to an authentic original;

d. all facts contained in certificates or public records reviewed by us or on our behalf are accurate and complete;

e. all natural persons who executed any of the documents that we reviewed or relied upon had, at the time of such execution, full legal capacity to enter into such documents, and have full legal capacity to perform such person’s obligations under the Transaction Documents;

f. the Transaction Documents to which the Acquiring Trust is a party and each of the other documents executed and delivered by the Acquiring Trust and the Acquiring Fund at Closing have been duly authorized, executed and delivered by the Acquiring Trust and the Acquiring Fund and are the valid and legally binding obligations of the Acquiring Trust and the Acquiring Fund, enforceable against the Acquiring Trust and the Acquiring Fund in accordance with their respective terms;

g. there was no misrepresentation, omission, mutual mistake of fact or misunderstanding, fraud, duress, undue influence, or deceit by any person in connection with the execution, delivery or performance of any of the documents referred to herein or any of the transactions contemplated by such documents; and

h. there are no agreements or understandings, written or oral, between or among the Selling Trust, Selling Fund, Acquiring Trust, Acquiring Fund or any other person that would define, supplement, or qualify the terms of the Transaction Documents.

Based upon these assumptions and subject to the exclusions, limitations, and qualifications set forth in this opinion letter, we are of the opinion that:

(a) The Acquiring Trust is validly existing in good standing as a statutory trust under the laws of the State of Massachusetts (“Massachusetts Law”) and has the statutory trust power and authority under the Acquiring Trust Declaration and Massachusetts Law to execute, deliver, and perform its obligations under this Agreement. Under Massachusetts Law and the Acquiring Trust Declaration, the Acquiring Trust has the requisite trust power and authority to own all of its properties and assets and conduct its business as described in the Acquiring Trust Declaration;

(b) The Acquiring Fund has been duly established as a separate series of the Acquiring Trust under the Acquiring Trust Declaration and Massachusetts Law;

(c) The Acquiring Fund is a series of an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and, to such counsel’s knowledge, such registration with the Commission as an investment company under the 1940 Act is in full force and effect;

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(d) The execution and delivery of this Agreement and the consummation by the Acquiring Trust of the applicable transactions contemplated thereby have been duly authorized by all requisite statutory trust action on the part of the Acquiring Trust under the Acquiring Trust Declaration and the Massachusetts Law. Assuming its execution and delivery by the duly authorized officers of the Acquiring Trust, this Agreement has been duly executed and delivered by the Acquiring Trust. This Agreement constitutes a legal, valid, and binding agreement of the Acquiring Trust, enforceable against the Acquiring Trust, in accordance with its terms;

(e) Assuming that (i) all of the issued and outstanding shares of the Acquiring Fund were issued, sold, and paid for in accordance with the terms of the Acquiring Fund’s registration statement, or any amendment thereto, and the Acquiring Trust Declaration, in each case as in effect at the time of such issuance, and (ii) the name and address of, and the number of shares held by, each Shareholder of the Acquiring Fund is duly reflected on a register of shares at the principal office of the Acquiring Trust or the office of the Acquiring Trust’s transfer agent, all issued and outstanding shares of the Acquiring Fund are duly authorized and are validly issued, fully paid and non-assessable beneficial interests in the Acquiring Trust, and no Shareholder of the Acquiring Fund has any preemptive or similar rights to subscribe to any additional shares of the Acquiring Fund;

(f) The Registration Statement, to the knowledge of such counsel, is effective and no stop order under the 1934 Act pertaining thereto has been issued;

(g) The execution and delivery of this Agreement did not, and the consummation of the transactions contemplated hereby will not, result in a violation of Acquiring Trust Declaration or By-laws;

(h) The execution and delivery of this Agreement did not, and the consummation of the transactions contemplated hereby will not, result in (i) a breach of or default under any material agreement, indenture, instrument, contract, lease, or other undertaking to which the Acquiring Fund is a party or by which it or any of its properties may be bound and which is identified as such to such counsel in a certificate of an officer of the Acquiring Trust or (ii) the acceleration of any obligation, or the imposition of any penalty, under any agreement, judgment, or decree to which the Acquiring Trust or the Acquiring Fund is a party or by which it is bound and which is identified as such to such counsel in a certificate of an officer of the Acquiring Trust; provided, however, that the foregoing opinion may expressly exclude breaches, defaults, and events of such acceleration or imposition (x) involving financial covenants or similar provisions requiring financial calculations or determinations to ascertain compliance, (y) relating to a “material adverse event” or similar words or phrases, or (z) involving any statement or writing that may constitute parol evidence bearing on interpretation of construction;

(i) To the knowledge of such counsel, no consent, approval, authorization, or order of any court or governmental authority of the United States is required for consummation by the Acquiring Trust and the Acquiring Fund of the transaction contemplated herein, except such as have been obtained under the Securities Act of 1933 Act, the Securities Exchange Act of 1934 and the 1940 Act, and as may be required under state securities laws. Neither the execution, delivery, and performance by the Acquiring Trust of this Agreement, nor the consummation by the Acquiring Trust of any of the applicable transactions contemplated thereby, requires the consent or approval of, the withholding of objection on the part of, the giving of notice to, the filing, registration, or qualification with, or the taking of any other action in respect of, any governmental authority or agency of the State of Massachusetts.

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The opinions in this opinion letter are subject to the following exclusions, limitations, and qualifications:

(a) Scope of Opinion:

(i) We express no opinion with respect to the laws of any jurisdiction, other than the federal laws of the United States, the laws of the State of Massachusetts, and the laws of the State of Delaware.

(ii) We express no opinion as to any matter governed by or arising under tax law, antitrust law, or the Exon-Florio amendment,

(b) We express no opinion as to any provision of any Transaction Document to the extent such provision:

(i) may be subject to, and affected by, applicable:

(A) bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect affecting creditors’ rights or remedies generally, including, without limitation, fraudulent conveyance statutes, fraudulent transfer statutes, and common law principles; or

(B) general principles of equity, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, undue delay, and the availability of specific performance;

(ii) relates to:

(A) forum selection or submission to jurisdiction, including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum, to the extent that the legality, validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of Delaware;

(B) choice of governing law to the extent that the legality, validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of Delaware or a federal district court sitting in the State of Delaware and applying the law of the State of Delaware;

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(C) indemnification, contribution or exculpation (I) in connection with violations of any applicable laws, statutory duties or public policy, or (II) in connection with willful, reckless or unlawful acts or gross negligence of the indemnified or exculpated party or the party receiving contribution, or (III) under circumstances, involving the negligence of the indemnified or exculpated party or the party receiving contribution in which a court might determine the provision to be unfair or insufficiently explicit; or

(D) arbitration, mediation, or any other form of dispute resolution;

(iii) specifies that such provision may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such Transaction Document;

(iv) may restrict competition, the solicitation of customers or employees, the use or disclosure of information, or other activities in restraint of trade; or

(v) authorizes or purports to create a power of attorney.

(c) The phrase “to our knowledge” as used in the opinions set forth above means the conscious awareness of facts or other information, without investigation, by the attorney signing this opinion and any attorney at Davis Graham & Stubbs LLP who has had active involvement in negotiating the Transaction Documents or in preparing the Transaction Documents or this opinion letter.

The opinions in this opinion letter (i) are being furnished to you solely for the benefit of you, your Board of Trustees, and their successors and assigns, in connection with the transactions contemplated by the Agreement and may not be relied upon by you for any other purpose and may not be used, relied upon by or quoted from in any manner or furnished to any other person, or otherwise referred to, without, in each instance, our prior written consent; (ii) speak as of the date of this letter, and we undertake no obligation, and disclaim any obligation, to advise you or any other person of any event or circumstance affecting any matter set forth in this opinion letter that may occur after the date of this opinion letter; and (iii) are limited to the matters stated in this opinion letter and no opinions may be implied or inferred beyond the matters expressly stated in this opinion letter.

Very truly yours,

/s/Davis Graham & Stubbs LLP
Davis Graham & Stubbs LLP